Exhibit 99.1

FOR RELEASE AT 3:00 PM CST
Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2014 SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 23, 2014 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) (“STRATTEC” or the “Company”) today reported operating results for the fiscal second quarter ended December 29, 2013.

Net sales for the Company’s second quarter ended December 29, 2013 were $81.5 million, compared to net sales of $72.2 million for the second quarter ended December 30, 2012.  Net income for the current quarterly period was $3.9 million, compared to net income of $2.4 million in the prior year quarter.  Diluted earnings per share for the current quarterly period were $1.09 compared to diluted earnings per share of $.70 during the prior year quarter.

For the six months ended December 29, 2013, net sales were $161.1 million compared to net sales of $143.1 million during the prior year six month period.  Net income during the current year six month period was $7.1 million compared to net income of $5.1 million during the prior year six month period. Diluted earnings per share were $2.00 for the current year six month period ended December 29, 2013 compared to diluted earnings per share of $1.48 for the prior year six month period ended December 30, 2012.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	December 29, 2013	December 30, 2012
Chrysler Group LLC	$28.7	$23.0
General Motors Company	16.0	13.5
Ford Motor Company	11.3	10.5
Tier 1 Customers	15.2	15.0
Commercial and Other OEM Customers	8.6	7.7
Hyundai / Kia	1.7	2.5
TOTAL	$81.5	$72.2

Increased sales to Chrysler Group LLC, General Motors Company and Ford Motor Company in the current quarter were primarily due to increased customer vehicle production volumes on models for which we supply components. Increased sales to Tier 1, Commercial and Other OEM customers during the current quarter related to market growth and the increasing impact of sales of other vehicle access control products such as latches, fobs, and driver controls that have been developed in recent years to complement our historic locks and keys access control products.  The reduction in sales to Hyundai / Kia in the current quarter was principally due to lower customer vehicle production volume on models for which we supply components.

Gross profit margins were 19.6 percent in the current quarter compared to 17.0 percent in the prior year quarter. The benefits of higher customer production volumes and lower pension expense provisions attributed to a significantly improved funded status on our frozen Defined Benefit Pension Plan increased our gross profit margin in the current year quarter over the same period in the prior year. Gross profit margins during the current quarter were also negatively impacted by increased provisions under our incentive bonus plans due to increased profitability and higher raw material costs for zinc.

Operating expenses as a percent of net sales in the current year quarter decreased to 11.4% from 11.7% in comparison to the prior year quarter.  This expense percentage would have declined further except for increased costs primarily for provisions under our incentive bonus plans as discussed above.

Frank Krejci, President and CEO commented: “Given the normal disruptions of customer shutdowns and the holidays during this quarter, we feel that our reported results are even more noteworthy.  It was our best quarterly earnings per share since the quarter ending March 2006.  This quarter is also a significant milestone.  We have now completed 105 years in business, 86 years of that as part of Briggs & Stratton Corp.  Over the last 19 years, we have greatly expanded our products and geographic reach in serving the automotive industry.  There are ever increasing opportunities being created both tactically and strategically through working with our partners to advance the VAST brand.  We are encouraged by the expectations of continued strong automotive production, substantial progress at our VAST China operations and the long-term opportunities with biometric security in both automotive and non-automotive markets through our recent investment in NextLock (www.getnextlock.com).”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and fluctuations in costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net Sales	$81,484	$72,243	$161,079	$143,050

Cost of Goods Sold	65,541	59,936	130,621	117,030

Gross Profit	15,943	12,307	30,458	26,020

Engineering, Selling & Administrative Expenses	9,250	8,481	18,720	17,601

Income from Operations	6,693	3,826	11,738	8,419

Interest Income	21	10	27	13

Equity Earnings (Loss) of Joint Ventures	297	(99)	591	(111)

Interest Expense	(15)	(10)	(29)	(15)

Other (Expense) Income, Net	(54)	187	225	169

	6,942	3,914	12,552	8,475

Provision for Income Taxes	2,261	1,074	4,017	2,320

Net Income	4,681	2,840	8,535	6,155

Net Income Attributable to Non-Controlling Interest	(808)	(446)	(1,451)	(1,091)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$3,873	$2,394	$7,084	$5,064

Earnings Per Share:
Basic	$1.11	$0.71	$2.05	$1.50
Diluted	$1.09	$0.70	$2.00	$1.48
Average Basic
Shares Outstanding	3,413	3,317	3,397	3,313

Average Diluted
Shares Outstanding	3,487	3,353	3,473	3,346

Other
Capital Expenditures	$3,574	$2,477	$6,450	$5,188
Depreciation & Amortization	$2,055	$1,773	$4,167	$3,531

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

ASSETS	December 29, 2013	June 30, 2013
Current Assets:	(Unaudited)
Cash and cash equivalents	$20,388	$20,307
Receivables, net	44,348	47,514
Inventories, net	30,035	24,312
Other current assets	14,855	14,366
Total Current Assets	109,626	106,499
Investment in Joint Ventures	9,809	9,166
Other Long-term Assets	6,867	2,420
Property, Plant and Equipment, Net	53,570	51,415
	$179,872	$169,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$25,923	$25,543
Borrowings Under Credit Facility	3,000	2,250
Other	23,138	22,932
Total Current Liabilities	52,061	50,725
Accrued Pension and Post Retirement Obligations	4,145	4,181
Deferred Income Taxes	1,090	1,009
Other Long-term Liabilities	1,753	1,705
Shareholders’ Equity	270,104	262,368
Accumulated Other Comprehensive Loss	(21,471)	(22,212)
Less: Treasury Stock	(135,928)	(135,938)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	112,705	104,218
Non-Controlling Interest	8,118	7,662
Total Shareholders’ Equity	120,823	111,880
	$179,872	$169,500

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
   (Unaudited)

	Second Quarter Ended		Six Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Cash Flows from Operating Activities:
Net Income	$4,681	$2,840	$8,535	$6,155
Adjustments to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(297)	99	(591)	111
Depreciation and Amortization	2,055	1,773	4,167	3,531
Foreign Currency Transaction Loss (Gain)	174	(142)	(38)	313
Unrealized Gain on Foreign
Currency Option Contracts	-	(38)	-	(349)
Stock Based Compensation Expense	276	394	630	470
Change in Operating Assets/Liabilities	4,030	(622)	(6,010)	(4,194)
Other, net	(12)	(31)	74	(61)

Net Cash Provided by Operating Activities	10,907	4,273	6,767	5,976

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	-	(200)
Additions to Property, Plant and Equipment	(3,574)	(2,477)	(6,450)	(5,188)
Proceeds from Sale of Property and Equipment	13	31	21	61
Net Cash Used in Investing Activities	(3,561)	(2,446)	(6,429)	(5,327)

Cash Flow from Financing Activities:
Borrowings on Line of Credit Facility	-	750	750	2,250
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(984)	(1,131)
Dividends Paid	(384)	(352)	(764)	(688)
Exercise of Stock Options and Employee Stock Purchases	691	52	789	71

Net Cash Provided by (Used in) Financing Activities	307	450	(209)	502

Effect of Foreign Currency Fluctuations on Cash	(71)	18	(48)	(69)

Net Increase in Cash & Cash Equivalents	7,582	2,295	81	1,082

Cash and Cash Equivalents:
Beginning of Period	12,806	16,274	20,307	17,487
End of Period	$20,388	$18,569	$20,388	$18,569